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Exhibit 21 -- Subsidiaries of the Registrant

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
                                    Jurisdiction                Percent of
                                     under laws               Voting Security
                                      of which                   owned by
Name of Subsidiary                   organized                Immediate Parent
------------------                  ------------              ----------------
The Business Bank                   Virginia                        100%
Business Venture Capital, Inc.      Virginia                        100%
UFBC, Inc.                          Virginia                        100%
Omni Homes, Inc.                    Virginia                        100%
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